EXHIBIT 11


                              CAFE LA FRANCE, INC.

                          COMPUTATION OF LOSS PER SHARE

              YEAR ENDED SEPTEMBER 29, 1996 AND THREE MONTHS ENDED
                    DECEMBER 29, 1996 AND DECEMBER 31, 1995



                                                                                          Three Months Ended
                                                     Year Ended              -----------------------------------------------
                                                 September 29, 1996            December 29, 1996             December  31, 1995
                                             ---------------------------   --------------------------    --------------------------
                                               Primary     Fully Diluted     Primary    Fully Diluted     Primary     Fully Diluted
                                               -------     -------------     -------    -------------     -------     -------------
Net loss applicable to common shares:        $(673,307)     $(673,307)     $(295,879)     $(295,879)     $ (96,104)     $ (96,104)
                                             ==========     ==========     ==========     ==========     ==========     ==========

Weighted average number of shares
 outstanding(1):
     Outstanding at beginning of period....   1,616,628      1,616,628      1,616,628      1,616,628      1,616,628      1,616,628
     Assumed exercise of stock options and
       warrants...                              159,192        159,192        159,192        159,192        159,192        159,192
                                             ----------     ----------     ----------     ----------     ----------     ----------
          Total............................   1,775,820      1,775,820      1,775,820      1,775,820      1,775,820      1,775,820
                                              =========      =========      =========      =========      =========      =========

Net loss per common share (2)                $    (.38)     $     (.38)    $    (.17)     $     (.17)    $    (.05)     $     (.05)
                                             ==========     ===========    ==========     ===========    ==========     ===========


--------------------------

(1) Pursuant to SEC Staff Accounting Bulletin 83, common stock options and warrants granted and shares issued during the 12 months immediately preceding the offering date at a price below the proposed offering price of the Company's initial public offering are reflected in the earnings per share calculation as if they had been outstanding for the full year (using the treasury stock method and the proposed initial public offering price).

(2) Prior to October 2, 1995, the Company elected S-corporation status and therefore was not subject to federal and state income taxes. Accordingly, earnings per share data has been presented only for periods beginning after October 1, 1995.